Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES $622 MILLION INVESTMENT

BY QATAR INVESTMENT AUTHORITY

New York, New York, August 23, 2016—Empire State Realty Trust, Inc. (NYSE: ESRT) (“Empire State Realty Trust” or the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that an affiliate of Qatar Investment Authority (“QIA”) has acquired a 9.9% interest in the Company on a fully diluted basis (currently 19.4% ownership of Class A shares) through a new $622 million investment.

John B. Kessler, Empire State Realty Trust’s President and Chief Operating Officer, stated, “We welcome QIA as an ESRT shareholder and see their investment as an endorsement of ESRT’s strategy, team and portfolio of irreplaceable assets. We continue to plan for the future, now with more capital and one of the most sophisticated and reliable real estate investors in the world as our partner. As we continue our internal growth strategy execution, added strength and flexibility in our balance sheet expand our capacity to take advantage of opportunities through external growth.”

David A. Karp, Empire State Realty Trust’s Executive Vice President and Chief Financial Officer, added, “From inception, we have made clear that we are committed to the long term for our capital structure and flexibility for the future. With the recent expansion of the Company’s unsecured revolving credit facility to $1.1 billion and now this addition of QIA’s equity investment, our ability to drive long-term value for all ESRT shareholders is further enhanced.”

Investment Details

QIA purchased 29,610,854 newly issued Class A common shares of Empire State Realty Trust at $21.00 per share, equivalent to a 9.9% economic and voting interest in the Company on a fully diluted basis.

QIA’s entire 9.9% Company interest is in Class A shares which represents a 19.4% ownership of Class A shares; however, QIA can only vote shares equivalent to 9.9% of all voting securities, with the balance of their shares to be voted by ESRT in accord with the votes of all other voting securities.

Additional information relating to the investment agreements can be found in a current report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission.

Anthony E. Malkin, Chairman and CEO, Empire State Realty Trust said, “Our relationship with QIA is a great fit for ESRT. We look forward to a long and mutually beneficial relationship.”

Advisors

Darcy Stacom of CBRE Group introduced QInvest to the Company. Goldman, Sachs & Co. and Eastdil Secured acted as financial advisors to the Company. Goodwin Procter, Proskauer Rose, and Clifford Chance U.S. acted as the Company’s legal counsel. QInvest acted as financial advisor to QIA while White & Case acted as the QIA legal counsel.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of June 30, 2016, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 720,000 rentable square feet in the retail portfolio.

About Qatar Investment Authority

Qatar Investment Authority was founded by the State of Qatar in 2005 following the vision of HH Sheikh Hamad bin Khalifa Al Thani to strengthen the country’s economy by diversifying into new asset classes. Building on the heritage of Qatar investments dating back more than three decades, its growing portfolio of long-term investments help complement the state’s huge wealth in natural resources.

Headquartered in Doha, and now with a subsidiary in New York called Qatar Investment Authority Advisory (US) Inc., QIA is structured to operate at the very highest levels of global investing. As a world class investor, QIA adheres to the strictest financial and commercial disciplines. It has a strong track record of investing in different asset classes, including listed securities, property, alternative assets and private equity in all the major capital markets as well as the newer emerging markets.

For more information, please visit www.qia.qa.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Properties” and (ii) in future periodic reports filed by the Company under the Securities and Exchange Act of 1934, as amended. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2015, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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